Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Green Plains Inc.,

as sole Member of Green Plains Holdings LLC,

the general partner of Green Plains Partners LP:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Green Plains Partners LP of our report dated March 5, 2015, with respect to the balance sheet of Green Plains Partners LP as of March 3, 2015.

/s/ KPMG LLP

Omaha, Nebraska

July 1, 2015